UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2007

HOUSERAISING, INC.
(Exact name of Registrant as specified in its charter)

North Carolina
(State of Other Jurisdiction of Incorporation)

000-50701
(Commission File Number)

56-2253025
(I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212
(Address of Principal Executive Offices, including ZIP Code)

704-532-2121
(Registrant’s telephone number, including area code)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 3.02 Unregistered Sales of Equity Securities

The Registrant reports that on February 2, 2007, the Company completed an equity for debt swap with its final bridge lender to issue 424,801 shares in exchange for a reduction of $212,400.62 in bridge loan and accumulated interest. The shares of common stock sold are not entitled to any registration rights, and the investor will rely on Rule 144 under the Act in order to sell the shares of common stock on the Over-the-Counter Bulletin Board after satisfying the Rule’s requirements. There are no underwriting discounts or commissions in this transaction.

The shares were issued in reliance on an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The bases for the availability of this exemption include the facts that: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree; (3) the offeree agreed to the imposition of a restrictive legend on the face of the stock certificate representing the restricted shares, to the effect that he would not resell the shares unless they were registered or an exemption from registration was available; (4) the offeree was a sophisticated investor with substantial net worth and the ability to bear the risk of the investment; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations involving the equity for debt swap and the issuance of the restricted stock pursuant thereto took place directly between the offeree and management of the Registrant.

After the shares were issued, the Registrant had 51,878,216 issued and outstanding shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

Date: February 9, 2007	By:	/s/ Gregory J. Wessling
Gregory J. Wessling
Chairman, CEO and President